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                                                                    Exhibit 99.1

[DOVER CORPORATION LOGO]


Contact:
Robert G. Kuhbach
Vice President, General Counsel and Secretary
212-922-1640


           Dover Corporation Responds to Unsolicited Mini-Tender Offer


New York, NY, October 30, 2002, Dover Corporation (NYSE: DOV) today announced that it received notification that TRC Capital Corporation commenced an unsolicited "mini-tender" offer on October 24, 2002 to purchase up to 5,000,000 shares of Dover's Common Stock, or approximately 2.5% of Dover's outstanding common shares, at a price of $25.00 per share.

Dover wishes to inform its shareholders that it is not associated with TRC Capital Corporation and neither recommends nor endorses this unsolicited offer.

Dover cautions stockholders that the offer is being made at a discount to the closing price of $25.92 per share for the company's shares on October 23, 2002, the last trading day prior to the offer.

Stockholders should also take note of the fact that, according to its offering materials, TRC does not currently have the financial resources to complete the offer, which is subject to a number of conditions including receipt by TRC of such financing. TRC has also reserved the right, exercisable at its discretion, to extend, amend in any way or withdraw its offer at any time on or prior to the offer's expiration.

TRC, based in Canada, has made numerous similar "mini-tender" offers for shares of other companies in the recent past. "Mini-tender" offers seek less than 5% of a company's stock, thus avoiding many disclosure and procedural requirements of the Securities and Exchange Commission that are designed to protect investors in tender offer situations. The SEC has issued an investor alert regarding "mini-tender" offers on its website at www.sec.gov/investor/pubs/minitend.htm. The SEC has said that mini-tender offers "have been increasingly used to catch investors off guard" and that investors "may end up selling their securities at below-market prices."

Dover urges stockholders who are considering selling their shares in response to the offer by TRC to obtain current market quotations for their shares, to consult with their financial advisors and to exercise caution with respect to this "mini-tender" offer.


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